EXHIBIT 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2007 FOURTH
QUARTER AND FULL-YEAR RESULTS
•	Fourth Quarter Diluted Earnings Per Share of $0.28
•	Full-Year Diluted Earnings Per Share of $1.25
•	Declares Quarterly Cash Dividend of $0.09
EL SEGUNDO, Calif., February 28, 2008 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2007 fourth quarter and full year ended December 30, 2007.
As the Company previously reported, for the fiscal 2007 fourth quarter, net sales were $232.1 million, compared to net sales of $234.5 million for the fourth quarter of fiscal 2006. Same store sales declined 4.7% for the fourth quarter. The decrease in sales is primarily attributable to weakened customer traffic as a result of the challenging consumer environment. Additionally, sales results were impacted by a significant deterioration in the performance of the roller shoe product category over the prior year, which accounted for approximately 45% of the same store sales decline.
Gross profit for the fiscal 2007 fourth quarter was $79.2 million, compared to $80.4 million in the fourth quarter of the prior year. The Company’s gross profit margin was 34.1% in the fiscal 2007 fourth quarter versus 34.3% in the fourth quarter of the prior year. The slight decrease in gross profit margin was driven primarily by a 35 basis point decline in product selling margins and higher store occupancy costs, partially offset by a decrease in distribution center expenses resulting from operational efficiencies realized in the Company’s new distribution center.
Selling and administrative expense as a percentage of net sales was 28.8% in the fiscal 2007 fourth quarter versus 26.6% in the fourth quarter of the prior year, primarily due to the lower than anticipated sales levels, higher store-related expenses reflecting an increased store count and higher advertising expenses resulting in part from the timing of co-op advertising programs.

Net income for the fourth quarter of fiscal 2007 was $6.2 million, or $0.28 per diluted share, compared to net income of $9.6 million, or $0.42 per diluted share, for the fourth quarter of fiscal 2006.
For the fiscal 2007 full year ended December 30, 2007, net sales increased $21.5 million, or 2.5%, to $898.3 million from net sales of $876.8 million for fiscal 2006. Same store sales decreased 1.0% in the fiscal 2007 full year versus the prior year. Net income was $28.1 million, or $1.25 per diluted share, for the fiscal 2007 full year, compared to net income of $30.8 million, or $1.35 per diluted share, in the fiscal 2006 full year.
“Our fourth quarter and full-year earnings are in line with our revised guidance and reflect the continued challenging macro-economic environment,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Like many other retailers, we experienced weak consumer spending during the holiday selling season. This softness in the retail environment has continued into the first quarter of fiscal 2008. Although weather conditions have benefited sales of winter-related products, we have not experienced strength in many of our other product categories. Additionally, we expect product selling margins to be impacted in the first quarter, given continued weakness in the roller shoe product category, inflationary pressures and the fact that we have been slightly more aggressive in our promotional pricing efforts to drive sales and reduce inventory in this difficult environment.
Mr. Miller continued, “We remain confident in the effectiveness of our overall business model and continue to focus on long-term strategies, including augmenting areas of our business that we can influence, such as opportunistically buying merchandise, enhancing our merchandise offering and promotional plan, securing new store locations and controlling expenses. We believe these efforts will strengthen our market position and enable us to achieve higher levels of earnings when the consumer spending environment improves.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on March 14, 2008 to stockholders of record as of February 29, 2008.
Share Repurchases
During the fiscal 2007 fourth quarter and fiscal 2008 first quarter through February 27, 2008, the Company repurchased 216,551 shares of its common stock for a total expenditure of $3.3 million. In making these repurchases, the Company utilized the remaining availability under its initial $15.0 million share repurchase program and approximately $1.7 million of the $20.0 million available under the share repurchase program authorized in the fiscal 2007 fourth quarter. Since the inception of the Company’s initial share repurchase program in the second quarter of fiscal 2006, the Company has repurchased a total of 858,086 shares, for a total expenditure of $16.7 million.

Guidance
The Company’s guidance for the fiscal 2008 first quarter and full year assumes that sales will continue to be impacted by a challenging consumer environment throughout the year. Based on that assumption, the Company is providing the following guidance:
•	For the fiscal 2008 first quarter, a decline in same store sales in the low to mid-single digit range and earnings per diluted share in the range of $0.17 to $0.23; and
•	For the fiscal 2008 full year, a decline in same store sales in the low to mid-single digit range and earnings per diluted share in the range of $0.75 to $1.00.
A material improvement or decline in the overall consumer environment during the year could materially impact the Company’s performance relative to this guidance.
Store Openings
The Company opened ten new stores during the fourth quarter of fiscal 2007, bringing its store count at the end of fiscal 2007 to 363 stores, from 343 at the end of fiscal 2006. The Company anticipates opening approximately 20 new stores, net of relocations and closures, during fiscal 2008.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2007 fourth quarter and full year. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 363 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	December 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,741	$5,145
Accounts receivable, net of allowances of $405 and $314, respectively	14,927	13,146
Merchandise inventories, net	252,634	228,692
Prepaid expenses	7,069	9,857
Deferred income taxes	10,070	9,345

Total current assets	294,441	266,185

Property and equipment, net	93,244	88,159
Deferred income taxes	10,761	7,795
Other assets, net of accumulated amortization of $241 and $590, respectively	1,044	1,107
Goodwill	4,433	4,433

Total assets	$403,923	$367,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,310	$96,128
Accrued expenses	67,525	66,513
Current portion of capital lease obligations	1,649	1,995

Total current liabilities	164,484	164,636

Deferred rent, less current portion	22,075	19,735
Capital lease obligations, less current portion	2,279	2,992
Long-term debt	103,369	77,086
Other long-term liabilities	2,561	2,770

Total liabilities	294,768	267,219

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares;
issued 22,894,987 and 22,848,887 shares, respectively;
outstanding 22,012,691 and 22,670,367 shares, respectively	228	228
Additional paid-in capital	90,851	87,956
Retained earnings	34,137	14,126
Less: Treasury stock, at cost; 882,296 and 178,520 shares, respectively	(16,061)	(1,850)

Total stockholders’ equity	109,155	100,460

Total liabilities and stockholders’ equity	$403,923	$367,679

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Net sales	$232,131	$234,542	$898,292	$876,805
Cost of sales (1)	152,911	154,148	589,150	575,577

Gross profit (1)	79,220	80,394	309,142	301,228
Selling and administrative expense (1)	66,918	62,361	256,180	242,769

Operating income	12,302	18,033	52,962	58,459
Interest expense	2,110	2,109	6,614	7,516

Income before income taxes	10,192	15,924	46,348	50,943
Income taxes	4,010	6,288	18,257	20,108

Net income	$6,182	$9,636	$28,091	$30,835

Dividends per share	$0.09	$0.09	$0.36	$0.34

Earnings per share:
Basic	$0.28	$0.43	$1.25	$1.36

Diluted	$0.28	$0.42	$1.25	$1.35

Weighted-average shares of common stock outstanding:
Basic	22,087	22,661	22,465	22,691

Diluted	22,160	22,772	22,559	22,795

(1)	The Company reclassified its previously reported condensed consolidated statements of operations for fiscal 2006 periods to conform to the current year presentation, which increased cost of sales and decreased gross profit by $2.7 million and $9.7 million for the fiscal 2006 fourth quarter and full year, respectively, and increased selling and administrative expense for the fourth quarter and full year by $1.9 million and $7.4 million, respectively, from amounts previously reported. Historically, the Company has presented total depreciation and amortization expense separately on the face of its condensed consolidated statement of operations and corporate headquarters’ occupancy costs within cost of sales. In the fourth quarter of fiscal 2007, the Company changed its classification of distribution center and store occupancy depreciation and amortization expense to cost of sales and store equipment and corporate headquarters’ depreciation and amortization expense to selling and administrative expense. Depreciation and amortization expense is no longer presented separately in the condensed consolidated statement of operations. The corporate headquarters’ occupancy costs are now included in selling and administrative expense. This reclassification had no effect on the Company’s previously reported operating or net income.